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                                                                    EXHIBIT 99.8


                               RESOLUTIONS OF THE
                  SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                              LOCTITE CORPORATION
                             a Delaware corporation


AUTHORIZATION TO FILE 14D-9

         WHEREAS, the Committee has been advised by counsel that, in light of the tender offer of Henkel KGaA and HC Investments, Inc. for the Common Stock of the Corporation (the "Tender Offer"), the Company must file certain documents, including a Schedule 14D-9 and any amendments thereto, in order to comply with the requirements of federal securities law.

          NOW, THEREFORE, BE IT, RESOLVED, that the Chairman of the Committee be, and he hereby is authorized to execute and file, on behalf of the Committee, all documents with the Securities and Exchange Commission (the "Commission"), national securities exchanges or any other person as they deem necessary or appropriate to comply with the requirements of the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Commission thereunder, or any other applicable laws, rules or regulations in connection with the Tender Offer, including, without limitation, the filing of a Schedule 14D-9 and any amendments thereto.